Exhibit 99.2


            TRIBUNE COMPLETES PURCHASE OF EDUCATIONAL PUBLISHING, NTC

CHICAGO, Mon., March 11, 1996 -- Tribune Company has completed the acquisition of two education companies, Educational Publishing Corporation and NTC Publishing Group, in transactions worth $282 million.

Tribune Education Company purchased the privately held Educational Publishing from Brentwood Associates for $200 million in an agreement announced Jan. 29. Educational Publishing is a leading publisher of supplemental education and innovative curriculum materials for early childhood through high school learners. The Mountain View, Calif.,-based company develops, publishes and distributes core curriculum programs, supplemental curriculum materials and teacher resources through three leading businesses: Creative Publication, Instructional Fair - TS Denison and Ideal School Supply.

Charlotte M. Gemmel will remain Educational Publishing's president and CEO. The company, with approximately 290 employees, had 1995 revenues of about $68 million.

Tribune Education purchased the privately held NTC Publishing Group for $82 million in an agreement announced Feb. 5. The Lincolnwood, Ill.-based publisher produces educational products in print, audio and multimedia formats in the growing markets of foreign-language learning, English as a Second Language
(ESL), language arts, careers and business. NTC also publishes self-instruction, reference and travel books for consumers.

NTC's publishing imprints include National Textbook Company, Passport Books, VGM Career Horizons, The Quilt Digest Press and NTC Business Books. Its 4,000 active titles are published and marketed nationally and internationally, with sales in more than 75 countries. The company, with approximately 160 employees, had 1995 revenues of about $31 million.

Tribune Education will combine NTC and Contemporary Books into a new company called NTC/Contemporary Publishing Company. Contemporary Books has two strong and growing businesses: educationally oriented nonfiction books for consumers and educational products for junior high school students through adult learners. Mark R. Pattis, the current publisher and CEO of NTC, will assume responsibility as president and CEO of NTC/Contemporary Publishing.

"With these acquisitions, Tribune Education has the resources and management to become a significant force in education," Robert D. Bosau, Tribune Education executive vice president, said. "Our strategy is to bring innovative learning materials to students from preschool to adult."

Tribune Education is a leading publisher of educationally oriented products and services for the school and home markets. In addition to the new acquisitions, businesses include The Wright Group and Everyday Learning Corporation, plus a significant equity interest in ImageBuilder Software, a multimedia software developer. Tribune Education recently merged its Compton's information businesses into SoftKey International.




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Tribune Education is a business segment of Tribune, a leading information, education and entertainment company. Tribune publishes four daily newspapers, owns and operates nine television and five radio stations and produces and syndicates programming and information.

Tribune's portfolio of investments includes four publicly traded companies:
America Online (AMER), Checkfree Corporation (CKFR), SoftKey International
(SKEY) and StarSight Telecast (SGHT). Their combined value at the time of this release is approximately $340 million.

Tribune recently sold its equity interest in QUNO, a Canadian newsprint manufacturer. Tribune also recently finalized its equity partnership in Qwest Broadcasting L.L.C.; completed its purchase of KHTV-TV in Houston; agreed to purchase KTTY-TV in San Diego; began managing WBDC-TV in Washington, D.C., and swapped its Sacramento radio stations for an FM station in Denver.


MEDIA CONTACT:                                   INVESTOR CONTACT:
Kelly Shannon                                    Ruthellyn Musil
312/222-4569 (Office)                            312/222-3787 (Office)
312/222-1573 (Fax)                               312/222-1573 (Fax)
312/944-1169 (Home)                              708/559-0852 (Home)
KellyS435@tribune.com (Internet)                 RMusil@tribune.com (Internet)

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